Exhibit 99.2

CONSENT OF LEERINK PARTNERS LLC

We hereby consent to the use of our opinion letter dated December 23, 2024, to the Board of Directors of Ikena Oncology, Inc., included as Annex B to the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Ikena Oncology, Inc., to be filed on the date hereof, and to the references to such opinion in such proxy statement/prospectus under the captions: “Prospectus Summary – Opinion of Leerink Partners LLC,” “The Merger – Background of the Merger,” “The Merger – Ikena’s Reasons for the Merger” and “The Merger – Opinion of Leerink Partners LLC (Ikena’s Financial Advisor)”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Leerink Partners LLC
New York, New York
April 21, 2025